McGuire Woods
                              Battle & Boothe LLP

                                One James Center
                              901 East Cary Street
                         Richmond, Virginia 23219-4030
                Telephone/TDD (804)775-1000 o Fax (804)775-1061


                           Direct Dial: (804) 775-4384



                                  May 19, 1997




Markel Corporation
4551 Cox Road
Glen Allen, VA  23060

         Re:      Markel Corporation
                  Markel Capital Trust I
                  Registration Statement on Form S-4
                  File No. 333-21663

Gentlemen:

         We have acted as special tax counsel for Markel Corporation ("Markel") and Markel Capital Trust I (the "Trust") in connection with the offer to exchange up to U.S. $150,000,000 of the Trust's 8.71% Series B Capital Securities which have been registered under the Securities Act of 1933, as amended, for a like Liquidation Amount of the Trust's outstanding 8.71% Series A Capital Securities. In rendering our opinion, we have examined the Amended and Restated Declaration of Trust (the "Declaration") and have assumed that the Issuer Trustees will conduct the affairs of the Trust in accordance with the Declaration. We hereby confirm the opinions described under the caption "Certain Federal Income Tax Consequences" in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-4 filed by Markel and the Trust with the Securities and Exchange Commission. Capitalized terms used herein but not defined have the meanings as provided in the Prospectus.

         We hereby consent to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Prospectus. The issuance of such a consent does not concede that we are an "Expert" for purposes of the Securities Act of 1933.

                                    Very truly yours,


                                    /s/ McGuire, Woods, Battle & Boothe, L.L.P.